John P. Sirico, II Vice President & Assistant General Counsel

Exhibit 5.1

May 7, 2007

CIT Group Inc.
1 CIT Drive
Livingston, New Jersey 07039-5703

CIT Group Inc.
5.800% Senior Notes due May 15, 2017
6.000% Senior Notes due May 15, 2022

Ladies and Gentlemen:

I am a Vice President and Assistant General Counsel of CIT Group Inc., a Delaware corporation (the “Corporation”). I am making this opinion in connection with the purchase and sale of the Corporation’s 5.800% Senior Notes due May 15, 2017 (the “5.800% Senior Notes”), and the 6.000% Senior Notes due May 15, 2022 (the “6.000% Senior Notes” and together with the 5.800% Senior Notes, the “Notes”), subject to the terms and conditions of a Selling Agent Agreement, dated as of February 13, 2006 (the “Selling Agent Agreement”), among the Corporation and each of the agents named on the signature pages thereto. The Notes are being issued pursuant to the Senior Indenture, dated as of January 20, 2006, between the Corporation and JPMorgan Chase Bank, N.A., as trustee (the “Base Indenture”), as amended and supplemented by a First Supplemental Indenture, dated as of February 13, 2007, between the Corporation and The Bank of New York, as successor Trustee (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). Unless otherwise indicated, capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Selling Agent Agreement.

In that connection, I have reviewed originals or copies of the following documents:

(a)	The Selling Agent Agreement.

(b)	The Indenture.

(c)	The Notes.

CIT One CIT Drive 3rd Floor, Mail stop 3279-1 Livingston, New Jersey 07039

t: 973-422-5858 f: 973-740-5087 john.sirico@cit.com

(d)	The certificate of incorporation and by-laws of the Corporation, as amended through July 28, 2005 and July 22, 2003, respectively.

(e)
The automatic shelf registration statement on Form S-3 (File No. 333-131159) filed by the Corporation under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on January 20, 2006 (such automatic shelf registration statement, including the documents incorporated by reference therein, being hereinafter referred to as the “Registration Statement”).

(f)
The prospectus dated January 19, 2006 (the “Base Prospectus”), as supplemented by the prospectus supplement relating to the Corporation’s InterNotes program, dated February 10, 2006 (the “Prospectus Supplement”), and the pricing supplement no. 29 relating to the Notes, dated May 7, 2007 (the “Pricing Supplement”) (the Base Prospectus, as supplemented by the Prospectus Supplement and the Pricing Supplement, in the forms filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, including the documents incorporated by reference therein, being hereinafter collectively referred to as the “Prospectus”).

In my review, I have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to me and the conformity to authentic originals of any documents submitted to me as copies. I have further assumed, as to matters of fact, the truthfulness of the representations made in certificates of public officials; and that the Indenture has been duly authorized, executed and delivered by, and is the legal, valid and binding obligation of, each party thereto, other than the Corporation, enforceable against each such party in accordance with its terms.

My opinions set forth below are limited to the law of the State of New York and the General Corporation Law of the State of Delaware, and I do not express any opinion herein concerning any other law.

Based upon the foregoing, and upon such other investigation as I have deemed necessary and subject to the qualifications set forth below, I am of the opinion that:

1.
The Indenture has been duly authorized, executed and delivered by the Corporation and constitutes the legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms.

2.
The Notes have been duly authorized by the Corporation, and when the Notes have been duly executed by the Corporation and authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the

Selling Agent Agreement, the Notes will be the legal, valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms and entitled to the benefits of the Indenture.

The opinions set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

The opinions set forth above are being rendered upon the express understanding that they are given in my capacity as an officer of and corporate counsel to the Corporation.

I understand that this opinion is to be used in connection with the Registration Statement. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ John P. Sirico, II

John P. Sirico, II